Exhibit 4.10

SECOND AMENDMENT
TO THE SECOND RESTATEMENT OF THE
MERIT MEDICAL SYSTEMS, INC. 401(k) PROFIT SHARING PLAN

This Second Amendment to the Second Restatement of the Medical Systems, Inc. 401(k) Profit Sharing Plan (the "Plan") is adopted effective by Merit Medical Systems, Inc. (the "Employer") as principal sponsor of the Plan.

WHEREAS, the Employer maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, it is necessary and desirable to amend the Plan to comply with certain requirements of the Heroes Earnings Assistance and Tax Relief Act of 2008 that became effective in 2010 and make certain other changes; and

WHEREAS, the Employer has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Article II F of the Plan document is amended to add the following sentences at the end thereof effective January 1, 2010:

“Without limiting the foregoing, to the extent required by Section 414(u)(12) of the Code, if the Employer makes a “differential wage payment” within the meaning of Code Section 414(u)(12)(D) to a Participant on qualifying military leave, the Participant will be considered actively employed by the Employer during the period for which such payments are made and the payments shall be considered compensation for all purposes of the Plan. Additionally, in the case of a Participant who dies while performing “qualified military service” as defined in Section 414(u) of the Code, the Beneficiaries of the Participant shall be entitled to any additional vesting and other benefits the Participant would have received had the Participant resumed and then terminated employment on account of death.”

2.    Section (d) of Article IV E 2 and Section (f) of Article IV E 3 are hereby eliminated effective January 1, 2008.

3.    Except as provided above, the Plan is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Employer has caused this Second Amendment to the Second Restatement of the Plan to be executed this 29th day of November, 2010.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Rashelle Perry
Name: Rashelle Perry
Its: Chief Legal Officer